Exhibit 10.1

[●], 2024

Dear [Name]:

We recognize the value and strength of our employees and we believe that your continued service is important to the ongoing success of Envestnet; to that end, we want to ensure you are recognized for your continued dedication and commitment. Over the next few months we will work towards successfully completing (such completion, the “Closing”) the transaction between Envestnet, Inc. (“Envestnet”) and Bain Capital (“Parent”) (the date the Closing occurs, the “Closing Date”). As an incentive for you to remain employed with Envestnet through the Closing Date and thereafter, we are pleased to offer you a cash retention award of $[______] (the “Retention Award”) on the terms set forth in this letter.

The Retention Award will be paid in cash and will vest and become payable in two equal installments, subject to your continued employment through each applicable vesting date per the terms described herein or as otherwise set forth below (each, a “Vesting Date”). Fifty percent (50%) of the Retention Award will vest and be payable on the Closing Date, and the remaining fifty percent (50%) of the Retention Award will vest and be payable on the date that is twelve (12) months following the Closing Date. If your employment terminates, other than due to a qualifying termination (as described below), before a Vesting Date or the Closing does not occur, you will forfeit any unvested portion of the Retention Award.

If, prior to the applicable Vesting Date, your employment is terminated by Envestnet or Parent (or any of their affiliates) without Cause or due to a Disability (each as defined on Appendix A attached hereto) or death (each, a “qualifying termination”), the remainder of the Retention Award will vest in full immediately and be payable to you provided you timely sign and return an effective general release of claims in the form provided to you by the Company (the “Release”).

The earned and vested portion of the Retention Award will be paid to you (or your estate upon your death), less applicable withholding, as soon as possible and no later than the second (2nd) regularly scheduled payroll date following the applicable Vesting Date or, if earlier, the effective date of the Release following your qualifying termination that occurs prior to the applicable Vesting Date.

The Retention Award will not count toward or be considered in determining payments or benefits under any other plan, program or agreement of Envestnet, Parent or any of their respective affiliates, including for purposes of any severance plan, policy or agreement, though if you become entitled to the Retention Award due to a qualifying termination of your employment, you will receive the Retention Award in addition to (and not in lieu of) any payments or benefits under the benefit plans to which you are entitled by reason of such termination.

It is intended that the Retention Award shall qualify for the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be paid under the applicable exception. To the extent that any provision in this letter is ambiguous as to its exemption from, or compliance with, Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A. Further, to the extent any portion of this Retention Award is reasonably expected to result in an excise tax under Section 4999 of the Code (as reasonably determined by Parent), such portion shall be forfeited and you shall have no further right to payment of such portion of the Retention Award.

Nothing in this letter shall be construed as an employment contract between you and Envestnet, Parent or any of their affiliates and you remain an at-will employee. This letter contains all the terms and conditions of the Retention Award opportunity and supersedes all prior understandings and agreements, written or oral, between you and Envestnet and any of its affiliates with respect to a transaction-related retention award. This letter shall be binding upon any successor of Envestnet or its businesses or affiliates, including Parent, following the Closing, in the same manner and to the same extent that Envestnet would be obligated under this letter if no succession had taken place. This letter shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. This letter can be amended only by a writing executed by both parties.

We look forward to a very promising future and please know that we value your dedication and continued commitment. Please countersign this letter by July [●], 2024 to indicate your acceptance of its terms.

Sincerely yours,

Name:
Title:

Agreed to and accepted:

______________________________

[Name]

Date: ________________________

APPENDIX A

Definitions

1.	“Cause” shall mean, in the reasonable judgment of the Compensation Committee of the Board of Directors of Envestnet (or its delegate or successor) (i) the willful and continued failure by you to substantially perform your duties for Envestnet or any of its affiliates (other than any such failure resulting from your Disability), (ii) the willful engaging by you in conduct which is demonstrably injurious to Envestnet or any of its affiliates, monetarily or otherwise, (iii) the engaging by you in misconduct involving moral turpitude to the extent that your credibility and reputation no longer conform to the standard for employees, directors or service providers, as applicable, of Envestnet or its applicable affiliate, (iv) you are indicted for or plea nolo contendere to a felony or other crime involving moral turpitude.

2.	“Disability” means, except as otherwise provided by the Compensation Committee of the Board of Directors of Envestnet (or its delegate or successor), your inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by Envestnet, is expected to have a duration of not less than 120 days.